As filed with the Securities and Exchange Commission on September 16, 2013

Registration No. 333-191051

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SOLARCITY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	4931	02-0781046
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lyndon R. Rive

Chief Executive Officer

SolarCity Corporation

3055 Clearview Way

San Mateo, California 94402

(650) 638-1028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven V. Bernard Michael E. Coke Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Seth R. Weissman Phuong Y. Phillips SolarCity Corporation 3055 Clearview Way San Mateo, California 94402 (650) 638-1028

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2013

3,674,565 Shares

This prospectus relates to shares of common stock of SolarCity Corporation that may be sold by the selling stockholder identified in this prospectus from time to time. The shares of common stock offered under this prospectus by the selling stockholder were initially issued in connection with our acquisition of certain assets and liabilities of Paramount GR Holdings, LLC and Paramount Energy Solutions, LLC on September 6, 2013. We are registering the offer and sale of the shares to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the shares hereunder.

The selling stockholder (which term as used herein includes its donees, transferees or other successors in interest) may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its or their shares of common stock in the section titled “Plan of Distribution.”

Our common stock is traded on the NASDAQ Global Market under the symbol “SCTY.” The last reported sale price on September 13, 2013, was $34.23 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2013

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the shares of common stock that the selling stockholder may offer hereunder. In addition, if required, we will provide a prospectus supplement that will contain specific information about the terms of any specific offering. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation by Reference.”

We and the selling stockholder have not authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

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PROSPECTUS SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors, the financial statements and the other documents incorporated herein by reference. Unless otherwise indicated, the terms “SolarCity,” “we,” “us,” “our,” “our company” “the company” and “our business” refer to SolarCity Corporation.

We sell renewable energy to our customers at prices below utility rates. Our long-term agreements generate recurring customer payments and position us to provide our growing base of customers with other energy products and services that further lower their energy costs. We call this “Better Energy.”

We currently serve customers in 14 states, and we intend to expand our footprint internationally, operating in every market where distributed solar energy generation is a viable economic alternative to utility generation. We generate revenue from a mix of residential customers, commercial entities such as Walmart, eBay and Intel, and government entities such as the U.S. Military. Since our founding in 2006, we have provided or contracted to provide systems or services to more than 68,000 customers. Every five minutes of the working day a new customer makes the switch to Better Energy. In addition, aggregate contractual cash payments that our customers are obligated to pay over the term of our long-term customer agreements have grown at a compounded annual rate of 109% since 2009. We structure these customer agreements as either leases or power purchase agreements. Our lease customers pay a fixed monthly fee with an electricity production guarantee. Our power purchase agreement customers pay a rate based on the amount of electricity the solar energy system actually produces.

Our long-term lease and power purchase agreements create high-quality recurring customer payments, investment tax credits, accelerated tax depreciation and other incentives. Our financial strategy is to monetize these assets at the lowest cost of capital. We share the economic benefit of this lower cost of capital with our customers by lowering the price they pay for energy. Historically, we have monetized the assets created by substantially all of our leases and power purchase agreements via financing funds we have formed with fund investors. In general, we contribute the assets to the financing fund and receive upfront cash and retain a residual interest. The allocation among us and the fund investors of the economic benefits as well as the timing of receipt of such economic benefits varies depending on the structure of the financing fund. We use a portion of the cash received from the financing fund to cover our variable and fixed costs associated with installing the related solar energy systems. We invest the excess cash in the growth of our business. In the future, in addition to or in lieu of monetizing the value through financing funds, we may use debt, equity or other financing strategies to fund our operations.

We were incorporated in June 2006 as a Delaware corporation. Our headquarters are located at 3055 Clearview Way, San Mateo, California 94402, and our telephone number is (650) 638-1028. You can access our website at www.solarcity.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference into this prospectus, together with any additional disclosures under similar headings in any supplement to this prospectus or in other documents which are incorporated by reference into this prospectus, or in any amendment to the registration statement of which this prospectus is a part, before you decide to purchase our common stock. If any of these possible adverse events actually occurs, we may be unable to conduct our business as currently planned and our financial condition and operating results could be harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or a part of your investment. Please see “Cautionary Statement Concerning Forward-Looking Statements” and “Incorporation by Reference.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. You can identify these forward-looking statements by use of words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in such statements and no assurance can be given that the results in any forward-looking statement will be achieved. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements in this prospectus.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important risk factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by us; any such statement is qualified by reference to the following cautionary statements. These factors include those appearing under the heading “Risk Factors” in this prospectus, the factors discussed below and any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statements. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties. Any forward-looking statement speaks only as of the date on which it is made, and we disclaim any obligation to subsequently update or revise any forward-looking statement to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events. Some of the factors that we believe could affect our results include:

•	the impact that existing electric utility industry regulations, and changes to those regulations, may have on demand for the purchase and use of solar energy systems;

•	our reliance on net metering and related policies to offer competitive pricing to our customers in some of our key markets;

•	our dependence on the availability of rebates, tax credits and other financial incentives;

•	our dependence on the regulatory treatment of third-party owned solar energy systems;

•	determinations by the Internal Revenue Service or the U.S. Treasury Department of the fair market value of our solar energy systems;

•	our ability to finance solar energy systems through financing arrangements with fund or other types of investors;

•	the retail price of utility-generated electricity or electricity from other energy sources; and

•	the costs of being a public company, including Sarbanes-Oxley Act compliance.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of shares of our common stock in this offering. The selling stockholder will receive all of the proceeds from this offering, if any.

SELLING STOCKHOLDER

Up to 3,674,565 shares of common stock, referred to as the “resale shares,” are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholder. Unless otherwise noted below, the shares being offered were issued to the selling stockholder pursuant to an Asset Purchase Agreement dated August 13, 2013 by and among SolarCity Corporation, Poppy Acquisition LLC, Paramount GR Holdings, LLC, Paramount Energy Solutions, LLC and Paramount GR Holdings, LLC as representative in connection with our acquisition of certain assets and liabilities of Paramount GR Holdings, LLC and Paramount Energy Solutions, LLC (the “Acquisition”). The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to the “selling stockholder” in this prospectus, we mean the person listed in the table below, as well as its donees, pledgees, assignees, transferees, distributees, successors and others who later hold the resale shares.

We have agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to be declared effective as soon as practicable and to remain continuously effective until the earlier of (i) one year following the date of effectiveness, subject to extension under certain circumstances, and (ii) the date on which all the resale shares to which this prospectus relate have been sold (the “Effectiveness Period”). If the registration statement of which this prospectus is a part is not declared effective within 15 days of September 6, 2013, then we have agreed to pay additional consideration to the selling stockholder in the form of additional shares of common stock or in cash based on the timing of effectiveness of the registration statement and the value of the resale shares at the time of such effectiveness.

The Effectiveness Period will be extended by the number of days during which the registration statement of which this prospectus forms a part is not usable by the selling stockholder as a result of a delay or suspension by us due to, among other events, changes in the prospectus or the registration statement of which this prospectus forms a part in order that they do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. We have agreed to pay all expenses incurred with respect to the registration of the resale shares (excluding any underwriting fees, discounts and commissions attributable to the sale of the resale shares and fees of counsel to the selling stockholder).

The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of the resale shares by the selling stockholder as of September 6, 2013, the date of closing of the Acquisition, except as described in the notes to such table. Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the resale shares, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our common stock that will be held by the selling stockholder upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholder will sell all of the resale shares. Certain shares of common stock included in the table below are being held in escrow for one year, subject to any claims, to fund any indemnification obligations to the registrant following the consummation of the Acquisition.

In the table below, the percentage of shares beneficially owned is based on 78,278,355 shares of our common stock outstanding at June 30, 2013 plus the resale shares outstanding on the date hereof, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of June 30, 2013, of which we believe, based upon written representations from the selling stockholder, there are none. Except as otherwise indicated, we believe that the selling stockholder have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding
Paramount GR Holdings, LLC(1)	3,674,565	4.5%	3,674,565	—	—%

(1)	Paramount GR Holdings, LLC currently owns 3,674,565 shares of our common stock, 379,146 shares of which are being held in escrow until September 2014 to fund any indemnification obligations to us related to the Acquisition. A committee comprised of William R. Guthy, Paul Greg Renker and Kevin Knee share voting and investment power with respect to our shares of common stock owned by Paramount GR Holdings, LLC. Paramount Owner Holding Company, Inc., BKM Holdings, LLC, and GRPMT, LLC own 22.5%, 50.1% and 27.4%, respectively, of the issued and outstanding interests of Paramount GR Holdings, LLC and thus have proportionate pecuniary interests with respect to this entity. With respect to Paramount Owner Holding Company, Inc., Hayden Barnard, our Chief Revenue Officer, is the sole stockholder and thus exercises sole voting and investment power with respect to this entity. With respect to BKM Holdings, LLC, Bennet Van de Bunt, Trustee of the Bennet Van de Bunt and Laura Livingston Fox Family Trust, Kevin Knee, Trustee of the Knee Family Trust, and Solar Tech Holding, LLC are the members owning all of the issued and outstanding interests and thus exercise shared voting and investment power with respect to this entity. With respect to GRPMT, LLC, Guthy-Renker Holdings, LLC is the sole member and thus exercises sole voting and investment power with respect to this entity. With respect to Guthy-Renker Holdings, LLC, Guthy-Renker Partners, Inc. and GRH Management, LLC are the members owning all of the issued and outstanding interests of Guthy-Renker Holdings, LLC and thus exercise shared voting and investment power with respect to this entity. The address of each PGRH entity or individual is 8781 Sierra College Boulevard, Roseville, CA 95661.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our certificate of incorporation and bylaws. This summary is not complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, each as amended to date. Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share, all of which preferred stock is undesignated and none of which is issued and outstanding.

Common Stock

Common stockholders are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Common stockholders are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, common stockholders are entitled to share ratably in our net assets legally available for distribution after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Common stockholders have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common stockholders are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of our common stockholders and the likelihood that our common stockholders will receive dividend payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Registration Rights

In addition to the registration of the resale shares pursuant to the registration statement of which this prospectus forms a part, the holders of an aggregate of up to 51,862,956 shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, and include demand registration rights, short-form registration rights and piggyback registration rights.

The registration rights terminate with respect to the registration rights of an individual holder on the earliest to occur of December 2017 or such date as the holder can sell all of the holder’s shares in any three-month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Demand Registration Rights. The holders of at least a majority of the shares subject to our investors’ rights agreement may demand that we effect a registration under the Securities Act covering the public offering and sale of all or part of such registrable securities held by such stockholders. Upon any such demand we must use our best efforts to effect the registration of such registrable securities that have been requested to register together with all other registrable securities that we may have been requested to register by other stockholders pursuant to the incidental registration rights described below. We are only obligated to effect two registrations in response to these demand registration rights.

Incidental Registration Rights. If we register any securities for public sale, including pursuant to any stockholder initiated demand registration, holders of such registrable securities will have the right to include their shares in the registration statement, subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. The underwriters of any underwritten offering will have the right to limit the number registrable securities to be included in the registration statement, subject to certain restrictions.

Short Form Registration Rights. We are obligated under our investors’ rights agreement to use commercially reasonable efforts to qualify and remain eligible for registration on Form S-3 under the Securities Act. At any time after we are qualified to file a registration statement on Form S-3, the holders of at least 10% of such registrable securities may request in writing that we effect a registration on Form S-3 if the proposed aggregate offering price of the shares to be registered by the holders requesting registration is at least $1,000,000, subject to certain exceptions.

Expenses of Registration. We will pay all registration expenses related to any demand, company or Form S-3 registration, including reasonable fees and expenses of one special counsel for the holders of such registrable securities, other than underwriting discounts, selling commissions and transfer taxes (if any), which will be borne by the holders of such registrable securities.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. We expect these provisions and certain provisions of Delaware law, which are summarized below, to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire or obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our certificate of incorporation or bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

In addition, our certificate of incorporation and bylaws provide that special stockholders meetings may be called only by the chairperson of the board of directors, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay our stockholders ability to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These provisions may preclude the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to acquire or obtain control of our company.

Board Classification. Our certificate of incorporation divides our board of directors into three classes and provides that our stockholders elect one class each year. The directors in each class serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to acquire or obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors. Our certificate of incorporation and bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our certificate of incorporation and bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our certificate of incorporation and bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•	at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for shares of common stock.

The provisions of Delaware law and the provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021, and its telephone number is (800) 662-7232.

Listing on the NASDAQ Global Market

Our common stock is listed on the NASDAQ Global Market under the trading symbol “SCTY.”

PLAN OF DISTRIBUTION

We are registering the shares covered by this prospectus to permit the selling stockholder to conduct public secondary trading of these resale shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the resale shares offered by this prospectus. The aggregate proceeds to the selling stockholder from the sale of the resale shares will be the purchase price of the resale shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the resale shares covered by this prospectus. The selling stockholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of resale shares to be made directly or through agents.

The resale shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling stockholder, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholder or the purchasers of the shares.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the resale shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, the selling stockholder is not a broker-dealer or an affiliate of a broker dealer, nor would it otherwise be deemed to be an “underwriter” under the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the resale shares by the selling stockholder.

The resale shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation service on which the resale shares may be listed or quoted at the time of sale, including the NASDAQ Global Market;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

At the time a particular offering of the resale shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling stockholder, the aggregate amount of resale shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholder and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of resale shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the selling stockholder for the sale of any resale shares being offered by this prospectus.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling stockholder will sell any or all of the resale shares under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, distribute, devise or gift the resale shares by other means not described in this prospectus. In addition, any resale shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The resale shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the resale shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholder and any other person participating in the sale of the resale shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the resale shares by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the resale shares to engage in market-making activities with respect to the particular resale shares being distributed. This may affect the marketability of the resale shares and the ability of any person or entity to engage in market-making activities with respect to the resale shares.

We have agreed to indemnify or provide contribution to the selling stockholder and certain brokers effecting sales of the resale shares against certain liabilities, including certain liabilities under the Securities Act. In addition, we have agreed to pay all of the expenses incidental to the registration of the resale shares to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting fees, discounts or commissions attributable to the sale of the resale shares and fees of counsel to selling stockholder. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholder may indemnify any broker or underwriter that participates in transactions involving the sale of the resale shares against certain liabilities, including liabilities arising under the Securities Act.

VALIDITY OF THE SECURITIES

The validity of the shares of common stock offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, Professional Corporation own an interest representing less than 0.01% of our common stock.

EXPERTS

The consolidated financial statements of SolarCity Corporation as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549, at prescribed rates. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.solarcity.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

INCORPORATION BY REFERENCE

The rules of the Securities and Exchange Commission, or SEC, allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 27, 2013, or the Form 10-K;

•	the information specifically incorporated by reference into the Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 15, 2013, and for the quarter ended June 30, 2013 filed with the SEC on August 9, 2013 or the Form 10-Q;

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2013, May 29, 2013, June 7, 2013, June 13, 2013, June 24, 2013, August 19, 2013 and September 10, 2013; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 001-35758), filed with the SEC on December 6, 2012.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

SolarCity Corporation

Attention: Investor Relations

3055 Clearview Way

San Mateo, CA 94402

investors@solarcity.com

(650) 963-5920

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

SEC registration fee	$14,465
Printing	20,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Miscellaneous	20,000
Total	$154,465

Item 14.	Indemnification of Directors and Officers

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees for a legal proceeding.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2010, we have issued the following securities that were not registered under the Securities Act:

(1)	Sales of Capital Stock

•	In June 2010, we issued 3,440,000 shares of Series E-1 preferred stock to eight accredited investors at a price of $6.25 per share for aggregate gross proceeds of approximately $21.5 million.

•	In June and July 2011, we issued 2,067,186 shares of Series F preferred stock to 12 accredited investors at a price of $9.68 per share for aggregate gross proceeds of approximately $20.0 million.

•	In November 2011, we issued 7,500 shares of common stock to one investor at a price of $1.62 per share for aggregate proceeds of approximately $12,112.

•	In December 2011, we issued 20,000 shares of common stock to one investor at a price of $0.0001 per share for aggregate proceeds of $1.00.

•	In February and March 2012, we issued 3,386,986 shares of Series G preferred stock to seven accredited investors at a price of $23.92 per share for aggregate gross proceeds of approximately $81.0 million.

•	In August 2012, we issued 112,835 shares of Series C preferred stock to two accredited investors upon exercise of outstanding warrants.

•	In May 2013, we issued 1,485,010 shares of common stock to an accredited investor upon exercise of outstanding warrants for aggregate proceeds of $8.0 million.

•	On September 6, 2013, we issued the 3,674,565 shares of common stock to which this registration statement relates to an accredited investor in connection with our asset acquisition.

(2)	Warrants

•	In June 2010, September 2010 and April 2011, we issued warrants to purchase an aggregate of 1,485,010 shares of Series E preferred stock to an accredited investor at an exercise price of $5.41 per share.

•	In June 2011, we issued warrants to purchase an aggregate of 206,716 shares of Series F preferred stock to a total of 12 accredited investors at an exercise price of $9.68 per share.

(3)	Options Issuances

•	From January 1, 2010 through December 12, 2012, we issued and sold an aggregate of 2,782,060 shares of common stock upon the exercise of options issued to certain officers, directors, employees and consultants of the registrant under our 2007 Plan at exercise prices per share ranging from $0.03 to $11.40, for an aggregate consideration of approximately $2.8 million.

•	From January 1, 2010 through December 12, 2012, we granted direct issuances or stock options to purchase an aggregate of 13,970,043 shares of our common stock at exercise prices per share ranging from $1.82 to $18.48 and 16,991 restricted stock units to employees, consultants, directors and other service providers under our 2007 and 2012 Plans.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act in reliance on Section 4(2) thereof, with respect to the items (1) and (2) above, and Rule 701 thereunder, with respect to the item (3) above, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 16th day of September, 2013.

SolarCity Corporation

By:	/s/ Lyndon R. Rive
Lyndon R. Rive
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lyndon R. Rive Lyndon R. Rive	Founder, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2013

/s/ Robert D. Kelly Robert D. Kelly	Chief Financial Officer (Principal Financial and Accounting Officer)	September 16, 2013

* Peter J. Rive	Founder, Chief Operations Officer, Chief Technology Officer and Director	September 16, 2013

* Elon Musk	Chairman of the Board of Directors	September 16, 2013

* John H. N. Fisher	Director	September 16, 2013

* Antonio J. Gracias	Director	September 16, 2013

* Donald R. Kendall, Jr.	Director	September 16, 2013

* Nancy E. Pfund	Director	September 16, 2013

* Jeffrey B. Straubel	Director	September 16, 2013

*By:	/s/ Lyndon R. Rive
Lyndon R. Rive Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date

2.1	Asset Purchase Agreement, dated as of August 13, 2013, by and among the registrant, Poppy Acquisition LLC, Paramount GR Holdings, LLC, and Paramount Energy Solutions, LLC.	8-K	001-35758	2.1	August 19, 2013

3.1	Amended and Restated Certificate of Incorporation of the Registrant	10-K	001-35758	3.1	March 27, 2013

3.2	Amended and Restated Bylaws of the Registrant	10-K	001-35758	3.2	March 27, 2013

4.1	Form of Common Stock Certificate of the Registrant	S-1/A	333-184317	4.1	November 27, 2012

4.2	Form of Warrant	S-1	333-184317	4.2	October 5, 2012

4.3	Seventh Amended and Restated Investor’s Rights Agreement by and among the Registrant and certain stockholders of the Registrant, dated February 24, 2012	S-1	333-184317	4.4	October 5, 2012

5.1#	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1*	Form of Indemnification Agreement for directors and executive officers	S-1	333-184317	10.1	October 5, 2012

10.2*	2007 Stock Plan and form of agreements used thereunder	S-1	333-184317	10.2	October 5, 2012

10.3*	2012 Equity Incentive Plan and form of agreements used thereunder	S-1	333-184317	10.3	October 5, 2012

10.4*	2012 Employee Stock Purchase Plan and form of agreements used thereunder	S-1	333-184317	10.4	October 5, 2012

10.5	Office Lease Agreement, between Locon San Mateo, LLC and the Registrant, dated as of July 30, 2010	S-1	333-184317	10.5	October 5, 2012

10.5a	First Amendment to Lease, between Locon San Mateo, LLC and the Registrant, dated as of November 15, 2010	S-1	333-184317	10.5a	October 5, 2012

10.5b	Second Amendment to Lease, between Locon San Mateo, LLC and the Registrant, dated as of March 31, 2011	S-1	333-184317	10.5b	October 5, 2012

10.6	Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of January 24, 2011	S-1	333-184317	10.6	October 5, 2012

10.6a	First Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of May 1, 2011	S-1	333-184317	10.6a	October 5, 2012

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date

10.6b	Second Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of October 19, 2011	S-1	333-184317	10.6b	October 5, 2012

10.6c	Third Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of March 6, 2012	S-1	333-184317	10.6c	October 5, 2012

10.6d	Fourth Amendment to Term Loan Agreement between the Registrant and U.S. Bank National Association, dated as of June 28, 2012	S-1	333-184317	10.6d	October 5, 2012

10.6e	Amendment to Term Loan Agreement and Revolving Credit Agreement, dated as of August 15, 2012, between the Company and U.S. Bank National Association	8-K	001-35758	10.6e	June 24, 2013

10.6f	Fifth Amendment to Term Loan Agreement, dated as of October 12, 2012, between the Company and U.S. Bank National Association	8-K	001-35758	10.6f	June 24, 2013

10.6g	Amendment to Term Loan Agreement, dated as of May 9, 2013, between the Company and U.S. Bank National Association	8-K	001-35758	10.6g	June 24, 2013

10.6h	Sixth Amendment to Term Loan Agreement, dated as of June 18, 2013, between the Company and U.S. Bank National Association	8-K	001-35758	10.6h	June 24, 2013

10.7	Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of April 1, 2011	S-1	333-184317	10.7	October 5, 2012

10.7a	First Amendment to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of October 19, 2011	S-1	333-184317	10.7a	October 5, 2012

10.7b	Second Amendment to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of March 6, 2012	S-1	333-184317	10.7b	October 5, 2012

10.7c	Third Amendment and Waiver to Revolving Credit Agreement among the Registrant, U.S. Bank National Association and other banks and financial institutions party thereto, dated as of June 28, 2012	S-1	333-184317	10.7c	October 5, 2012

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date

10.8	Credit Agreement among the Registrant, Bank of America, N.A., Goldman Sachs Bank USA, Credit Suisse AG and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of March 8, 2012	S-1	333-184317	10.8	October 5, 2012

10.8a	Amendment to Credit Agreement, dated as of October 12, 2012, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.8a	June 24, 2013

10.8b	Amendment to Credit Agreement, dated as of December 31, 2012, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.8b	June 24, 2013

10.8c	Amendment Number One to Credit Agreement, dated as of June 18, 2013, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.8c	June 24, 2013

10.9*	Offer Letter between the Registrant and Robert D. Kelly, dated October 6, 2011	S-1	333-184317	10.9	October 5, 2012

10.10**	Credit Agreement among the Registrant, Bank of America, N.A. and other banks and financial institutions party thereto, dated as of September 10, 2012	S-1	333-184317	10.10	October 5, 2012

10.10a	Amendment to Credit Agreement, dated as of October 12, 2012, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.10a	June 24, 2013

10.10b	Amendment to Credit Agreement, dated as of November 9, 2012, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.10b	June 24, 2013

10.10c	Amendment to Credit Agreement, dated as of December 31, 2012, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.10c	June 24, 2013

10.10d	Amendment Number One to Credit Agreement, dated as of June 18, 2013, among the Company, Bank of America, N.A., as Administrative Agent and the lenders party thereto	8-K	001-35758	10.10d	June 24, 2013

10.11**	Loan Agreement between City UB Solar, LLC (an indirect wholly owned subsidiary of the Registrant) and Union Bank, N.A., dated as of February 8, 2013	10-Q	001-35758	10.11	May 15, 2013

Exhibit Number	Exhibit Description	Form	File No.	Incorporated by Reference	Exhibit Filing Date

10.12**	Loan Agreement, dated as of June 7, 2013, among AU Solar 1, LLC, Credit Suisse Securities (USA) LLC, ING Capital LLC, Rabobank, N.A and Credit Suisse AG.	10-Q	001-35758	10.12	August 9, 2013

21.1	List of Subsidiaries	10-K	001-35758	21.1	March 27, 2013

23.1	Consent of Independent Registered Public Accounting Firm

23.2#	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (Included in Exhibit 5.1)

24.1#	Power of Attorney

*	Indicates a management contract or compensatory plan or arrangement.
**	Registrant has omitted portions of the relevant exhibit and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 under the Securities Act of 1933, as amended.
#	Previously filed.